RELATIONSHIP AGREEMENT

between

NET 1 UEPS TECHNOLOGIES, INC

and

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA (PROPRIETARY) LIMITED

and

BORN FREE INVESTMENTS 272 (PTY) LTD

and

MAZWI YAKO

ii

ANNEXURES

ANNEXURE “A”: TRANSFER SECRETARY DIRECTION LETTER

ANNEXURE “B”: STOCK POWER

ANNEXURE “C”: FCPA QUESTIONNAIRE

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	Net 1 UEPS Technologies, Inc., a Florida corporation;

1.1.2	Net1 Applied Technologies South Africa (Proprietary) Limited;

1.1.3	Born Free Investments 272 (Proprietary) Limited; and

1.1.4	Mazwi Yako.

1.2	This Agreement supersedes any previous agreements concluded between the Parties with the Company, in relation to the acquisition of any shares of the Company.

1.3	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	"AFSA" means the Arbitration Foundation of Southern Africa;

2.1.2	"Agreement" means the agreement contained in this document, including all annexures hereto;

2.1.3	"BEE Act" means the Broad-Based Black Economic Empowerment Act, No 53 of 2003 as amended from time to time;

2.1.4

"BEE Codes" means the Codes of Good Practice on Broad-Based Black Economic Empowerment, published under section 9(1) of the BEE Act, in Government Gazette No 29617 on 9 February 2007 as amended from time to time;

2.1.5

"BEE Compliance Certificate" means, at any time, a certificate issued by such person as is designated from time to time for such purpose by the Company by way of notice to the BEE Shareholders, certifying (at the relevant time) whether or not any of the warranties, representations and undertakings referred to in clauses 8.1.1.1 to 8.1.1.2 (inclusive) have been or are being breached in any way, and confirming the status of the relevant entity, as contemplated in clause 8.1.1.3;

2.1.6	“BEE Parties” means BORN FREE and the BEE Shareholders;

2.1.7	"BEE Shareholders" means Mazwi Yako and such other persons or entities as may become holders of shares in the issued share capital of BORN FREE at any time in the future;

2.1.8	"BEE Shares" means 300,000 (three hundred thousand) shares of the Company’s common stock, par value $.001 per share;

2.1.9

"BORN FREE" means Born Free Investments 272 (Pty) Limited (Registration Number: 2004/032096/07), a limited liability private company duly incorporated in accordance with the laws of the Republic of South Africa;

2.1.10	"Black Company" means –

2.1.10.1	with reference to BORN FREE being a Black Company, BORN FREE being a company in respect of which Black People –

2.1.10.1.1

have the ability to control, on a modified flow-through basis (as such term is contemplated in the BEE Codes), 100% (one hundred percent) of all voting rights which are exercisable by the shareholders of BORN FREE in general meeting or otherwise; and

2.1.10.1.2

are entitled to 100% (one hundred percent) of the economic interest which may be distributed to the shareholders of BORN FREE from time to time by virtue of their shareholding in BORN FREE, measured on a modified flow-through basis (as such term is contemplated in the BEE Codes);

2.1.10.2	with reference to any other company being a Black Company, such company being a company in respect of which Black People –

2.1.10.2.1

have the ability to control, on a flow-through basis (as such term is contemplated in the BEE Codes), in excess of 50% (fifty percent) of all voting rights which are exercisable by the shareholders of such company in general meeting or otherwise; and

2.1.10.2.2

are entitled to more than 50% (fifty percent) of the economic interest which may be distributed to the shareholders of such company from time to time by virtue of their shareholding in such company, measured on a flow-through basis (as such term is contemplated in the BEE Codes);

2.1.11	"Black Entity" means –

2.1.11.1	a Black Company; and

2.1.11.2	any other corporation or other entity in respect of which Black People –

2.1.11.2.1

have the ability to control, on a flow-through basis (as such term is contemplated in the BEE Codes), in excess of 50% (fifty percent) of all voting rights which are exercisable by any one or more persons in respect of the direction of the management or policies of such Entity; and

2.1.11.2.2

are directly or indirectly entitled to more than 50% (fifty percent) of the economic interest which may be distributed to the members or beneficiaries of such Entity, however described or designated, measured on a flow-through basis (as such term is contemplated in the BEE Codes);

2.1.12	"Black People" is as defined in Schedule 1 to the BEE Codes, and "Black Person" shall be construed accordingly;

2.1.13	"Board" means the board of directors of the Company;

2.1.14

"Business" means the business carried on by the Company and its subsidiaries from time to time, being the provision of payment solutions, transaction processing services and financial services across a wide range of industries and in various countries;

2.1.15

“Change of Control” means any transaction or series of transactions by which: (i) any “person” or “group”, is or becomes the “beneficial owner” (as such terms are defined in the Exchange Act and the rules thereunder) of more than 50% (fifty percent) of the total voting power of the Company’s common stock then outstanding; or (ii) another corporation or other entity merges into the Company or the Company consolidates with or merges into any other corporation or other entity where any of the outstanding common stock of the Company or such other corporation or other entity is converted into or exchanged for cash, securities or other property (other than any such transaction where the common stock of the Company is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person immediately after giving effect to such issuance); or (iii) the Company and its subsidiaries, taken as a whole, transfer all or substantially all their assets to any person or group, in one transaction or a series of transactions (other than a transfer between the Company and a wholly-owned subsidiary of the Company);

2.1.16	"Company" means Net 1 UEPS Technologies, Inc., a Florida corporation;

2.1.17	"Conditions Precedent" means the suspensive conditions set out in clause 4;

2.1.18

"Confidential Information" means any information or data relating to the Company or any of its subsidiaries or to the Business (even if not marked as being confidential, restricted, secret, proprietary or any similar designation), in whatever format and whether recorded or not (and if recorded, whether recorded in writing, on any electronic medium or otherwise), which –

2.1.18.1	by its nature or content is identifiable as confidential and/or proprietary to the Company or its subsidiaries; or

2.1.18.2	is intended or by its nature or content could reasonably be expected to be confidential and/or proprietary to the Company or its subsidiaries,

and includes any of the following –

2.1.18.3	information relating to the Company or its subsidiaries or the Business, existing and future strategic objectives and existing and future business plans and corporate opportunities;

2.1.18.4	trade secrets;

2.1.18.5	technical information, techniques, know-how, operating methods and procedures;

2.1.18.6

details of costs, sources of materials and customer lists (whether actual or potential) and other information relating to the existing and prospective customers and suppliers of the Company or its subsidiaries;

2.1.18.7	pricing, price lists and purchasing policies;

2.1.18.8	computer data, programmes and source codes;

2.1.18.9	information contained in or constituting the hardware or software of the Company or its subsidiaries, including third party products and associated material;

2.1.18.10	information relating to the Company or its subsidiaries' network telecommunications services and facilities;

2.1.18.11	any and all methodologies, formulae and related information in developed software and processes and other business of the Company or its subsidiaries;

2.1.18.12	products, drawings, designs, plans, functional and technical requirements and specifications;

2.1.18.13

Intellectual Property that is proprietary to the Company or its subsidiaries or that is proprietary to a third party and in respect of which the Company or its subsidiaries has rights of use or possession;

2.1.18.14

marketing information of whatsoever nature or kind, other than that which is used or distributed by the Company or its subsidiaries externally in marketing its services to existing or potential clients;

2.1.18.15	financial information of whatsoever nature or kind;

2.1.18.16	information relating to any contracts to which the Company or any of its subsidiaries is a party; and

2.1.18.17	any information which is not readily available to a competitor of the Company or any of its subsidiaries in the ordinary course of business;

2.1.19

“CPS” means Cash Paymaster Services (Pty) Limited (Registration Number 1971/007195/07), a limited liability private company duly incorporated in accordance with the laws of the Republic of South Africa;

2.1.20	"Disposal" and "Dispose" means, in the context of a disposal of a BEE Share or a share in BORN FREE –

2.1.20.1

the transfer of all or any rights making up such share to any other person for his benefit and/or for the benefit of others, whether such transfer is effected pursuant to a sale, exchange, donation, distribution in specie or otherwise; or

2.1.20.2

any other transaction or event whereby such share becomes beneficially owned by someone other than the person who was the beneficial holder thereof immediately prior to such transaction or event taking place; or

2.1.20.3	granting, creating or allowing the encumbrance of such share,

and "dispose" means to bring about a disposal within the meaning of this definition;

2.1.21	“Equivalent CPS Shares” means a percentage of the shareholding in the share capital of CPS, of ordinary shares, calculated using the following formula:

BS/4,400,000 x 30%

With:

BS being the amount of BEE Shares held by BORN FREE at the time;

2.1.22	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

2.1.23	“Fulfillment Date” means the date on which the last of the Conditions Precedent are fulfilled or waived, as the case may be;

2.1.24

"Fair Market Value" means, in relation to any BEE Share, the volume weighted average price of the common stock of the Company on the Nasdaq for the 30 (thirty) trading day period immediately prior the date of the Offer (as defined in clause 7.4.1), or the occurrence of the relevant Trigger Event, or the Call Notice contemplated in clause 20.1, as the case may be, converted at the SARB Exchange Rate on the date of the Trigger Event, the Offer or the Call Notice aforementioned;

2.1.25

"Governmental Body" means any country, any national body, any state, province, municipality, or subdivision of any of the foregoing, any Governmental department, or any agency, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-Governmental or private body exercising any regulatory, taxing, importing, exporting, or other Governmental or quasi-Governmental function;

2.1.26	"Intellectual Property" means the following in any location or jurisdiction worldwide –

2.1.26.1

all inventions (whether patentable or unpatentable) and whether or not reduced to practise), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all revisions, extensions and re-examinations thereof;

2.1.26.2

all trademarks, service marks, trade dress, logos, trade names and corporate names, (including all internet and intranet names, addresses and all applications, registrations, and renewals in connection therewith;

2.1.26.3	all works capable of copyright, all copyright, and all applications, registrations and renewals in connection therewith, including drawings;

2.1.26.4	all trade secrets and business information;

2.1.26.5	all computer software (including data and related documentation);

2.1.26.6	all other proprietary rights; and

2.1.26.7	all copies and tangible embodiments thereof, in each instance in whatever form or medium;

2.1.27	“Interest” means the interest payable by BORN FREE to NET1 in respect of the Loan Amount, calculated at a rate of JIBAR plus 300 (three hundred) basis points, compounded every 6 (six) months;

2.1.28

“Interest Period” means each period of 6 (six) months, from 2 January to 1 July and 2 July to 1 January of each calendar year. The first interest period shall commence to run on the Payment Date to 1 July or 1 January, whichever immediately follows the Payment Date. Each Interest Period thereafter shall run from the date immediately following the date of expiry of the preceding Interest Period, even if the first day of this Interest Period is not a business day;

2.1.29	“Issue Date” means the date on which the BEE Shares are issued to BORN FREE pursuant to this Agreement;

2.1.30	“JIBAR” means the Johannesburg Interbank Average Rate applicable to the relevant Interest Period;

2.1.31	“JSE” means the stock exchange operated by JSE Limited;

2.1.32	“Loan Amount” means the amount required by BORN FREE to purchase and subscribe for the BEE Shares, at the Subscription Price, being ZAR 18,000,000 (eighteen million South African Rand);

2.1.33

"Lock Up Period" means a period commencing on the Issue Date and ending on the date that the Outstanding Balance is repaid by BORN FREE to NET1 in full, or 5 (five) years from the Issue Date, whichever period ends last;

2.1.34

“NET1” means Net1 Applied Technologies South Africa (Pty) Ltd (Registration Number 2002/031446/07) a limited liability private company duly incorporated in accordance with the laws of the Republic of South Africa;

2.1.35	“Outstanding Balance” means at any date of determination, the outstanding balance of the Loan Amount plus all accrued and unpaid Interest owing by BORN FREE to NET1;

2.1.36	“Payment Date” means the date on which NET1 extends the Loan Amount to BORN FREE, which will be used by BORN FREE to pay the Company the Subscription Price for the BEE Shares;

2.1.37	"Parties" means the parties to this Agreement as set out in clause 1 above, and the term “Party” means any one of them, as the context requires;

2.1.38	“SARB Exchange Rate” means on any date, the currency exchange rate for the United States Dollar, against the South African Rand, published daily by the South African Reserve Bank;

2.1.39	“SEC” means the United States Securities and Exchange Commission;

2.1.40	"Securities Act" means the United States Securities Act of 1933, as amended;

2.1.41

“Shareholders Agreement” means a shareholders agreement between BORN FREE and NET1 governing their relationship in relation to CPS and transferring the security and BEE features of this Agreement, in relation to the BEE Shares, to the Equivalent CPS Shares, to the satisfaction of NET1, which agreement shall only come into force and effect in the event of the Company exercising the call option contemplated in clause 20;

2.1.42	"Signature Date" means the date of signature of this Agreement by the Party last signing;

2.1.43

“Subscription Price” means 75% (seventy five percent) of the price of the common stock of the Company, per share, as quoted on the JSE at closing on 6 December 2013, being ZAR 60.00 (sixty six South African Rand and thirty seven cents), calculated as follows: ZAR 80.00 x 75%;

2.1.44

“Target Date” means the first occasion on which the common stock of the Company trades at the Target Price on the JSE or Nasdaq. The “Target Price” is ZAR120.00 (one hundred and twenty South African Rand) and, in respect of trades on the Nasdaq, the trade price, in United States Dollars, shall be converted to South African Rand at the SARB Exchange Rate for the day on which the transaction occurs, to determine whether or not the Target Price has been reached;

2.1.45

"Transaction Documents" means this Agreement and any written and signed agreement among the Parties which in whole or in part regulates the issuance of any securities to BORN FREE by the Company or which relates directly or indirectly to the acquisition, holding, cession or disposition of shares in the Company by BORN FREE pursuant to this Agreement; and

2.1.46	“Trigger Event” shall bear the meaning assigned to it in clause 11.

2.2	In this Agreement -

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes -

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa;

2.2.2.4	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	"business hours" shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2

"days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3

"laws" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning and

2.3.4	"person" means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4

The words "include" and "including" mean "include without limitation" and "including without limitation". The use of the words "include" and "including" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5

Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6

Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7

Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9

Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10

If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.11	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14

The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15

Any reference in this Agreement to "this Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16	In this Agreement the words "clause" or "clauses" and "annexure" or "annexures" refer to clauses of and annexures to this Agreement.

3	INTRODUCTION

3.1	The Company is a Florida corporation and is listed on the Nasdaq and on the JSE.

3.2	BORN FREE wishes to acquire shares in the Company.

3.3	The Company is prepared to issue shares to BORN FREE at a discount, to facilitate black economic empowerment in the Republic of South Africa.

3.4

NET1 will extend a loan to BORN FREE to enable BORN FREE to pay the Subscription Price for the BEE Shares and BORN FREE will cede the BEE Shares to NET1 as security for the repayment of the loan. The Loan Amount will be paid by NET1 to the Company, at the direction of and on behalf of BORN FREE. The Company will then immediately make a capital contribution to the equity of NET1 in the amount of the loan.

3.5

The BEE Parties have agreed to enter into this Agreement in order to bind themselves to certain warranties, representations and undertakings to be given by them in favour of the Company and its subsidiaries, including NET1.

3.6	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	CONDITIONS PRECEDENT

4.1

Save for clauses 1 to 3 and clauses 16 to 32, all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that, by not later than the 31st day of January 2014 or such later date as may be agreed between the Parties –

4.1.1

all regulatory approvals required for the implementation of the Transaction Documents have been duly obtained, including all approvals required by the exchange control authorities of the South African Reserve Bank;

4.1.2	NET1 and BORN FREE conclude the Shareholders Agreement;

4.1.3

BORN FREE and NET1 concludes a cession agreement in terms of which the BEE Shares are ceded to NET1 in securitatem debiti for all amounts due or which may become due to NET1 in terms of this Agreement, which cession shall be prepared by NET1 to its satisfaction; and

4.1.4

BORN FREE signs a transfer secretary direction letter which has also been signed by the Company’s South African register transfer secretary and one or more stock powers as shall be requested by the Company, in each case for the purpose of enforcing clauses 7, 11, 13 and 20 (a copy of the direction letter and stock powers to be signed are attached hereto marked “A” and “B”, respectively).

4.2

The Parties shall use their reasonable commercial endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent as soon as reasonably possible after the Signature Date.

4.3

The Conditions Precedent contained in clause 4.1.1 is not capable of being waived. The remainder of the Condition Precedents may be waived by the Company and NET1 in writing (only), prior to the due date for fulfillment.

4.4

Unless all the Conditions Precedent have been fulfilled or waived by not later than the date for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1 to 3, and clauses 16 to 32, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2.

5	SUBSCRIPTION

5.1	BORN FREE shall subscribe for and purchase the BEE Shares and the Company agrees to sell and issue the BEE Shares to BORN FREE, at the Subscription Price.

5.2

All BEE Shares shall be in certificated form, unless the Company elects to issue the BEE Shares in book-entry form, and shall be registered on the South African branch register of the Company. In the event of any sale of any of the BEE Shares on the basis permitted in terms of this Agreement, all exchange control requirements of the South African Reserve Bank shall be duly complied with.

5.3	The BEE Shares shall be issued to BORN FREE within 60 (sixty) days of the Payment Date.

6	LOAN

6.1

So as to facilitate the subscription for the BEE Shares by BORN FREE, as contemplated in this Agreement, NET1 shall lend and advance the Loan Amount to BORN FREE. The Loan Amount may not be used for any other purpose.

6.2	BORN FREE irrevocably authorizes NET1 to pay the Loan Amount directly to the Company in settlement of the Subscription Price. Such payment shall be made within 7 (seven) days of the Fulfillment Date.

6.3

Interest shall accrue on the outstanding balance of the Loan Amount, from the Payment Date, on a day to day basis and shall be serviced by BORN FREE on a bi-annual basis. Accordingly the Interest shall be paid by BORN FREE to NET1 on the last business day of each Interest Period.

6.4	The Loan Amount shall be repaid by BORN FREE to NET1 as follows:

6.4.1	10% (ten percent) of the Loan Amount (ZAR1,800,000) shall be repaid on the first anniversary of the Issue Date;

6.4.2	10% (ten percent) of the Loan Amount (ZAR1,800,000) shall be repaid on the second anniversary of the Issue Date;

6.4.3	15% (fifteen percent) of the Loan Amount (ZAR2,700,000) shall be repaid on the third anniversary of the Issue Date;

6.4.4	15% (fifteen percent) of the Loan Amount (ZAR2,700,000) shall be repaid on the fourth anniversary of the Issue Date; and

6.4.5	the entire Outstanding Balance shall be repaid in full on the fifth anniversary of the Issue Date.

6.5	Notwithstanding anything to the contrary herein contained, the total Outstanding Balance will become due and payable by BORN FREE to NET1 on the first business day after the Target Date.

7	TRANSFER RESTRICTIONS

7.1

In addition to the transfer restrictions contained in clause 13 related to Securities Act compliance, BORN FREE further agrees that it will not during the Lock Up Period, Dispose of in any manner (including by way of hedging or derivative transactions or any dividend or distribution) any of the BEE Shares that BORN FREE acquires in terms of this Agreement, except: (i) for the sole purpose of utilizing the proceeds of a Disposal to repay the Outstanding Balance or any portion thereof, in which event such Disposal shall be subject to the provisions contained in clause 7.2; or (ii) in connection with a Change of Control in accordance with clause 7.3; or (iii) pursuant to clause 7.8.

7.2

BORN FREE shall only be entitled to sell such portion of the BEE Shares as it needs to in order to pay any amount due in terms of this Agreement or which may become due within 2 (two) months of it giving the Company notice of such intended Disposal. In such event the provisions of clauses 7.4.1 to 7.4.4 shall apply to the intended sale. In addition thereto, if the Offer is not accepted by NET1, as contemplated in clause 7.4.4, then and in such event:

7.2.1	any sale of BEE Shares to a third party may only be concluded if (and such sale shall be subject to):

7.2.1.1	BORN FREE instructing the buyer, irrevocably, to pay the purchase price payable to it, pursuant to such sale, to NET1; and

7.2.1.2

the buyer providing NET1 with a guarantee, in favour of and suitable to NET1 (in its sole discretion), that the purchase price payable to BORN FREE pursuant to the sale shall be paid to NET1, within 30 (thirty) days of the sale being concluded.

7.2.2	the proceeds of such sale, received by NET1 from the buyer, shall be set-off against the Outstanding Balance and NET1 shall pay any remaining amount (after applying such set-off) to BORN FREE.

7.3

In the event that the Board approves a proposed transaction which, if consummated would result in a Change of Control, BORN FREE shall be entitled to tender its BEE Shares to the offeror (in the case of a proposed Change of Control event that involves a tender offer), or vote its BEE Shares in favour of the transaction (in the case of a proposed Change of Control event that involves a shareholder vote). BORN FREE agrees that the documents governing the transaction giving rise to the Change of Control shall provide that any amounts that would be payable to BORN FREE in respect of the BEE Shares in such transaction shall be paid first to NET1 in such an amount as shall be sufficient to settle the Outstanding Balance, with any excess payable to BORN FREE.

7.4	After the expiration of the Lock Up Period, BORN FREE may only Dispose of all or any portion of the BEE Shares in terms of this clause 7.4.

7.4.1

If BORN FREE intends to Dispose of any BEE Shares, then at least 30 (thirty) and not more than 60 (sixty) days prior to the date of any anticipated Disposal, BORN FREE shall notify the Company in writing that it intends to effect such Disposal, stating the amount of proceeds it desires to obtain therefrom. The said notice shall be deemed to be an irrevocable offer by BORN FREE to sell to the Company such number of BEE Shares as would produce the amount of proceeds specified in the notice (“Offer”).

7.4.2

The Offer shall be open for and the Company shall have 30 (thirty) calendar days from the date it receives such notice to accept the Offer and elect to purchase all or a portion of such BEE Shares from BORN FREE. If the Company accepts the Offer, BORN FREE shall transfer the relevant BEE Shares to the Company within the succeeding 10 (ten) calendar days and the Company shall pay the purchase price in respect thereof within 30 (thirty) days of such transfer.

7.4.3	The purchase price shall be the Fair Market Value of the BEE Shares or such lesser amount as may be agreed between the Company and BORN FREE.

7.4.4

If the Offer is not accepted, then and in such event BORN FREE shall be entitled to Dispose of the BEE Shares offered within 60 (sixty) days of expiry of the Offer, provided that it shall not sell the said shares on terms better than that on which it was available for purchase by the Company pursuant to the Offer. If BORN FREE does not conclude the Disposal within 60 (sixty) days, then and in such event the provisions of this clause 7.4 shall again have to be complied with before any other Disposal may be effected.

7.5	Any share certificates representing the BEE Shares will bear legends reflecting the transfer restrictions imposed by this Agreement and the Securities Act.

7.6

Any certificates representing the BEE Shares shall remain in the possession of the Company secretary and shall only be released to BORN FREE in connection with a Disposal by BORN FREE of some or all of its BEE Shares in compliance with the provisions of this Agreement. If BORN FREE desires to Dispose of only a portion of its BEE Shares, it shall inform the Company as to the number of BEE Shares to be Disposed of and the number of BEE Shares to be retained. In order to facilitate the Disposal, the Company will cancel the certificates for the BEE Shares then owned by BORN FREE and issue one or more new certificates evidencing the number of BEE Shares to be Disposed of by BORN FREE and one or more new certificates evidencing the number of BEE Shares to be retained by BORN FREE.

7.7

BORN FREE shall, as a condition also to the issuance of any new certificates, but in any event as may be requested by the Company from time to time execute such additional stock powers as the Company shall request in order to enable the Company to enforce the provisions of clause 11 and 13.1 in respect of BORN FREE’s remaining BEE Shares.

7.8	After repayment of all amounts owing by BORN FREE to NET1 and the Company pursuant to this Agreement, BORN FREE shall be entitled to use the BEE Shares as collateral for any finance required by it.

8	BEE CREDENTIALS

8.1	The BEE Parties hereby, jointly and severally, warrant, represent and undertake to the Company that –

8.1.1	during the period extending from the Signature Date up to and including the day on which BORN FREE ceases to be a shareholder in the Company –

8.1.1.1	BORN FREE's authorised share capital, except to the extent that the Company in writing agrees otherwise, will comprise 100 (one hundred) ordinary shares of R1.00 (one rand) par value;

8.1.1.2	BORN FREE will be a Black Company; and

8.1.1.3	any BEE certificate issued in respect of BORN FREE will confirm that BORN FREE is a Level 1 BEE contributor;

8.1.2

no person who has any direct or indirect interest in a business in direct competition with the Business will, for so long as BORN FREE is a shareholder in the Company, without the prior written consent of the Company on each occasion, directly or indirectly have any interest of whatsoever nature in BORN FREE, including as a holder of any shares, regardless of class, or as a holder of debentures, regardless of class, or as a holder of any voting rights, or as a lender or provider of any funding or as an advisor, consultant, contractor, beneficiary or otherwise; and

8.1.3

only persons elected by and as representatives of the BEE Shareholders will be directors of BORN FREE, all such directors shall be Black People and no person shall be appointed as a director of BORN FREE without the prior consent in writing of the Company.

8.2

If any event occurs or any circumstance arises which constitutes a breach or which is reasonably expected to result in a breach of any of the provisions of this clause 8, each of the BEE Parties shall immediately give notice thereof to the Company upon becoming aware of such event or circumstance. For this purpose, as soon as such event or circumstance comes to the knowledge of any director of BORN FREE, BORN FREE shall be deemed to have knowledge of the event or circumstance in question.

9	RING-FENCING

9.1

No person or entity will become a BEE Shareholder until such person or entity has signed a deed of adherence in a form acceptable to the Company binding itself to the provisions of this Agreement and the other Transaction Documents and all such persons will be either Black Entities or Black People.

9.2

If any event occurs or any circumstance arises which constitutes a breach or which is reasonably expected to result in a breach of any provisions of this clause 9, each of the BEE Parties shall immediately give notice thereof to the Company upon becoming aware of such event or circumstance. For this purpose, as soon as such event or circumstance comes to the knowledge of any director of BORN FREE, BORN FREE shall be deemed to have knowledge of the event or circumstance in question.

10	RESTRICTIONS ON DISPOSAL OF BORN FREE SHARES

The BEE Shareholders shall not at any time, subject to clause 18, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole and absolute discretion), Dispose of all or any of its shares in or loan claims against BORN FREE.

11	FORCED SALE PROVISIONS

11.1

If a "Trigger Event" (as hereinafter contemplated) occurs, all the BEE Shares held by BORN FREE shall be made available for sale to the Company and/or to any other person nominated by the Company as contemplated in and in the manner set out in the remaining provisions of this clause 11. For the purpose of this clause 11, a "Trigger Event" shall be deemed to have occurred if any one or more of the following events occur and provided, within 60 (sixty) days of the Company first becoming aware of such occurrence, the Company gives notice to BORN FREE that the provisions of this clause 11 are being invoked (a "Trigger Event Notice") –

11.1.1	BORN FREE or any of the BEE Shareholders breaches any provision of any of the Transaction Documents, in any manner other than as contemplated in clause 11.1.8;

11.1.2

the common stock of the Company trades at or below R66.37 (sixty six South African Rand and thirty seven cents) on the JSE or the equivalent trading price on Nasdaq, based on the SARB Exchange Rate on such date;

11.1.3	BORN FREE makes or attempts to make or recommends any offer of compromise with its creditors generally;

11.1.4	any of the assets of BORN FREE, or any of the issued shares or any other economic or voting interest in BORN FREE, are subjected to judicial attachment;

11.1.5	BORN FREE commits an act which if committed by a natural person, would constitute an act of insolvency in terms of section 8(c),(d),(g) or (h) of the Insolvency Act, No 24 of 1936;

11.1.6	BORN FREE fails to satisfy any judgment or any arbitration award granted or made against it within 7 (seven) days of the date on which such judgment or arbitration award is granted or made;

11.1.7

BORN FREE is wound up, whether provisionally or finally, or a resolution is passed by the board of directors of BORN FREE resolving that BORN FREE voluntarily begin business rescue proceedings and be placed under supervision in terms of the Act (whether or not such resolution is subsequently withdrawn, superseded or set aside), or a court makes an order placing BORN FREE under supervision and commencing business rescue proceedings in terms of the Act (whether or not such order is subsequently set aside); or

11.1.8	BORN FREE fails to pay any amount due and payable to NET1 in accordance with this Agreement.

11.2	The consideration payable for the BEE Shares, in the event of a sale contemplated in this clause 11 ("Forced Sale Price") shall be:

11.2.1	the Fair Market Value thereof or the Subscription Price, whichever is the lower, pursuant to a sale triggered by an event contemplated in clauses 11.1.1 to 11.1.7; and

11.2.2	the Fair Market Value pursuant to a sale triggered by an event contemplated in clause 11.1.8.

11.3

Upon the giving of a Trigger Event Notice to it, BORN FREE shall be deemed to have made an irrevocable offer to sell the BEE Shares at the Forced Sale Price to the Company and/or to any other party or parties as nominated by the Company in its discretion ("Deemed Forced Offer").

11.4

The Company shall, if it wishes to accept the Deemed Forced Offer, either for its own benefit and/or for the benefit of any party or parties so selected by the Company, give notice to that effect to BORN FREE within 90 (ninety) days of the giving of the Trigger Event Notice ("Acceptance Notice"). The Acceptance Notice shall –

11.4.1	to the extent that the Deemed Forced Offer is accepted on behalf of more than 1 (one) party, specify the name of each party;

11.4.2	if the Deemed Forced Offer is accepted on behalf of 1 (one) party only and that party is not the Company, specify the name of such party; and

11.4.3	specify the amount of the BEE Shares in respect of which the offer is accepted and being purchased by the purchaser, or each purchaser, as the case may be.

11.5

To the extent that the Company accepts the Deemed Forced Offer wholly or partially for the benefit of 1 (one) or more parties selected by the Company, the Company shall be regarded as acting as an agent for such party or parties, and not as a principal and the Company shall have no liability to BORN FREE arising out of or in connection with the resulting sale or sales.

11.6

Upon acceptance by the Company of the Deemed Forced Offer in accordance with the provisions of clause 11.4, whether such acceptance is wholly for the benefit of the Company or wholly for the benefit of any party selected by the Company or partially for the benefit of the Company and/or any one or more of such selected parties ("Forced Sale Purchasers") –

11.6.1

a sale shall automatically come into existence in terms of which BORN FREE sells the BEE Shares at the Forced Sale Price to the Forced Sale Purchasers in the proportions set out in the Acceptance Notice; and

11.6.2

BORN FREE shall be obliged, on delivery to it of the Acceptance Notice, to transfer such BEE Shares to the Forced Sale Purchasers in the proportions set out in the Acceptance Notice and the Board is irrevocably authorized by BORN FREE to utilize any of the stock powers or the transfer secretary direction letter, signed by BORN FREE in accordance with clause 4.1.4, to effect such transfer.

11.6.3	the Forced Sale Price shall be payable within 30 (thirty) days of the transfer having been effected.

11.7

In the event that the BEE Shares are purchased pursuant to the provisions of this clause 11, save pursuant to an event contemplated in clause 11.1.8, BORN FREE shall on the date of transfer of the BEE Shares fully discharge the entire Outstanding Balance and in this regard expressly authorizes each party which has purchased such BEE Shares or any portion thereof to pay so much of the Forced Sale Price as is necessary to discharge the entire Outstanding Balance plus to satisfy any and all South African and United States tax liability which may be incurred by the Company or any of its subsidiaries in connection with the purchase of the BEE Shares as contemplated in this clause 11.7 (for which BORN FREE shall be liable), to NET1, with the excess, if any, to be paid to BORN FREE.

11.8	Notwithstanding anything to the contrary herein contained, on every occasion that an event contemplated in clause 11.1.8 occurs:

11.8.1

The Company shall only be entitled to accept the Deemed Forced Offer in respect of and purchase such amount of BEE Shares which would raise sufficient proceeds (i) to settle that portion of the Loan Amount and Interest as shall be due and owing by BORN FREE to NET1 at the time of the Acceptance Notice; plus (ii) to satisfy any and all South African and United States tax liability which may be incurred by the Company or any of its subsidiaries in connection with the purchase of the BEE Shares pursuant to this clause 11.8; and

11.8.2

BORN FREE expressly authorizes each party which has purchased such BEE Shares or any portion thereof to pay so much of the Forced Sale Price as is necessary to discharge the payment to NET1 of all amounts specified in clause 11.8.1.

12	BEE COMPLIANCE CERTIFICATE

12.1	The Company shall from time to time, and at least once a year, be entitled (but not obliged) to require the preparation, issue and delivery to the Company of a BEE Compliance Certificate.

12.2

Subject to the provisions of clause 18, the BEE Parties agree and undertake, at their own cost and expense, to procure such preparation, issue and delivery of a BEE Compliance Certificate within 45 (forty five) days of the Company giving notice to the BEE Shareholders requiring the same. The BEE Parties further agree and undertake to co-operate fully and without unreasonable delay with the person designated from time to time to issue a BEE Compliance Certificate and, in particular, agree and undertake to provide such person and its agents and employees -

12.2.1

full and unrestricted access to the directors, officers, employees, advisors and auditors, as well as to all records and data (whether stored electronically or otherwise and whether in the possession of others) of BORN FREE so as to enable such parties to carry out thorough and complete investigations in connection with the issue of the applicable BEE Compliance Certificate; and

12.2.2

with all information and all documents requested by such parties for the purpose of enabling them to carry out thorough and complete investigations in connection with the issue of the applicable BEE Compliance Certificate.

12.3

Any dispute in relation to the contents of and/or the findings set out in a BEE Compliance Certificate shall be referred to and settled by arbitration in accordance with the provisions of clause 22, except that such arbitration shall (to the extent possible) be finalised within 30 (thirty) days.

12.4

The Company shall be entitled to all information of any nature whatsoever relating to the ultimate ownership and shareholding structure of BORN FREE and each of the BEE Shareholders so that the Company and its advisors are able at any time to ensure that the requirements of the BEE Codes are complied with and that the ultimate ownership of BORN FREE is transparent and fully justifiable from the point of view of the BEE Codes. If at any time there is any change in the shareholding of any of the BEE Shareholders (direct or indirect) or in the shareholding of any shareholder or ultimate shareholder of any of the BEE Shareholders (direct or indirect) then each BEE Shareholder undertakes forthwith upon the occurrence of such change to notify the Company thereof in writing. The relevant BEE Shareholder shall ensure that no such change will be prejudicial to the Company and no such change will have a detrimental effect on the BEE status of the Company or of BORN FREE.

13	MATTERS RELATING TO US SECURITIES AND COMPETITION LAWS

13.1	Compliance with Securities Act

13.1.1

Each of the BEE Parties acknowledges that the Company may, in its discretion, elect not to register the sale of the BEE Shares in terms of this Agreement under the Securities Act and that if not so registered, the sale of the BEE Shares will be made in reliance on an exemption from registration contained in Regulation S under the Securities Act for offers and sales made outside of the United States.

13.1.2	Each of the BEE Parties represents and warrants that it is and at the time that BEE SPV acquires the BEE Shares in terms of this Agreement, it will be –

13.1.2.1	outside the United States;

13.1.2.2	not a US person, as defined in Regulation S; and

13.1.2.3	not acquiring the BEE Shares on behalf of or for the account of or benefit of, a US person.

13.1.3	Each of the BEE Parties agrees that it will not engage in hedging transactions with respect to the BEE Shares.

13.1.4

BORN FREE agrees that it will not offer, sell, pledge, transfer or otherwise dispose of any BEE Shares except pursuant to an effective registration statement under the Securities Act or in compliance with all the requirements of an available exemption from registration thereunder (together with an opinion of counsel satisfactory to the Company that registration is not required). BORN FREE further acknowledges that any BEE Shares which are issued in certificated form may bear a legend to the foregoing effect.

13.1.1

The Company may in its sole discretion elect to register the sale of the BEE Shares to BORN FREE and/or the resale of some or all of the BEE Shares by BORN FREE in terms of this Agreement under the Securities Act. If the Company elects to effect such registration, then the BEE Parties undertake to provide the Company will all information about the BEE Parties that may be required to be included in any prospectus supplement relating to such sale or resale and the BEE Parties warrant that such information provided to the Company for use in such prospectus supplement will be true and correct in all material respects.

13.2	Compliance with Exchange Act

The BEE Parties acknowledge that the Company’s common stock is registered under the Exchange Act, which provides, among other things, that –

13.2.1

beneficial owners (as defined in the Exchange Act and the SEC’s rules thereunder) of more than 5% (five percent) of the Company’s outstanding shares of common stock may be required to make filings with the SEC pursuant to Regulation 13D/G under the Exchange Act; and

13.2.2

directors, officers and holders of more than 10% (ten percent) of the Company’s outstanding shares of common stock must file with the SEC ownership and transaction reports pursuant to Section 16(a) of the Exchange Act and become subject to the short-swing liability provisions of Section 16(b) of the Exchange Act.

13.3	Compliance with Competition Laws

Each of the BEE Parties acknowledges that it may be required to comply with notice and other relevant provisions of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and agrees that it will comply with the applicable requirements of the HSR Act prior to any of the BEE Shares being issued to BORN FREE.

13.4	No Reliance on Company regarding U.S. Laws

Each of the BEE Parties acknowledge that it will seek its own legal advice with regard to its compliance with U.S. laws and that it is not relying on the Company, its subsidiaries, or its U.S. Counsel for such advice.

14	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to BORN FREE as follows -

14.1	Organisation, Good Standing and Qualification

The Company and each of its subsidiaries has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction of its organisation, with the corporate power and authority to own its property and conduct its business as it is currently conducted. Each of the Company and its subsidiaries is qualified to do business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

14.2	Authorisation; Binding Obligations

The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company have been duly authorised by all necessary corporate action. This Agreement is valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganisation, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

14.3	Validity of BEE Shares

The BEE Shares will be validly issued, fully paid and non-assessable under the Florida Business Corporation Act.

14.4	Compliance with Instruments and Laws

The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder will not result in any violation by the Company of its articles of incorporation or any material agreement, law or court order to which the Company or its subsidiaries are bound.

14.5	No Material Litigation

Except as disclosed in the Company’s periodic reports filed with the SEC, neither the Company nor any of its subsidiaries is a party to any material legal proceedings which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

15	REPRESENTATIONS AND WARRANTIES OF BORN FREE

The BEE Parties hereby represents and warrants to the Company as of the date of this Agreement as follows -

15.1	Organisation, Good Standing and Qualification

Each of the BEE Parties has been duly incorporated and is validly existing as a corporation under the laws of the Republic of South Africa, with the corporate power and authority to own its property and conduct its business as it is currently conducted.

15.2	Authorisation, Binding Obligations

Each of the BEE Parties has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the BEE Parties have been duly authorised by all necessary corporate action. This Agreement is a valid and binding obligation of the BEE Parties enforceable against the BEE Parties in accordance with its terms, except as may be limited by -

15.2.1	applicable insolvency or other laws of general application affecting enforcement of creditors’ rights; and

15.2.2	general principles of equity that restrict the availability of equitable remedies.

15.3	Compliance with Instruments and Laws

The execution and delivery of this Agreement by the BEE Parties, and the performance by each of the BEE Parties of its obligations hereunder will not result in any violation by the BEE Parties of its memoranda of incorporation.

15.4	No Material Litigation

BORN FREE is not a party to any legal proceedings.

16	CONFIDENTIALITY AND RESTRAINT UNDERTAKINGS

16.1	BORN FREE acknowledges that for so long as it is a shareholder in the Company, BORN FREE will be exposed and have access to, and will learn of certain Confidential Information.

16.2

The BEE Shareholders acknowledges that for so long as BORN FREE is a shareholder in the Company and any of the BEE Shareholders is a shareholder of BORN FREE, the BEE Shareholders will be exposed and have access to, and will learn of certain Confidential Information.

16.3

Each of the BEE Parties acknowledges further that the confidentiality undertakings given by it in terms of this Agreement and the restraints imposed on it in terms of this clause 16 are reasonable and necessary in order for the Company and its subsidiaries and to protect their respective proprietary rights and interests.

16.4	Each of the BEE Parties irrevocably and unconditionally agrees and undertakes in favour of the Company –

16.4.1	not to use the Confidential Information, whether directly or indirectly –

16.4.1.1	for its own benefit; or

16.4.1.2	for the benefit of any person other than the Company;

16.4.2	to treat and safeguard the Confidential Information as strictly private and confidential;

16.4.3

not to use, disclose or divulge, directly or indirectly, the Confidential Information in any manner to any third party for any reason or purpose whatsoever without the prior written consent of the Company, which consent may be granted or withheld in the sole and absolute discretion of the Company;

16.4.4	not to decompile, disassemble or reverse engineer or otherwise modify, adapt, alter or vary the whole or any part of the Confidential Information; and

16.4.5

to take all such steps as may be reasonably necessary to prevent Confidential Information from falling into the hands of unauthorised third parties and, to the extent that any Confidential Information is disclosed to any of its directors, other staff or representatives, to ensure that such individuals are familiar with the restrictions contained in this Agreement and abides by the terms contained in this clause 16.

16.5	Subject to the provisions of clause 16.8, the undertakings given by each of the BEE Parties in clause 16.4 shall not apply to any Confidential Information which –

16.5.1	is or becomes generally available to the public other than by the negligence or default of BORN FREE or of the BEE Shareholders or by the breach of this clause 16 by the BEE Shareholders or BORN FREE;

16.5.2	has been supplied to the party to whom it is disclosed by a third party who is under no obligation to maintain such information in confidence; or

16.5.3	is disclosed pursuant to a requirement or request by operation of law, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that –

16.5.4	the onus shall at all times rest on the BEE Shareholders or BORN FREE, as the case may be, to establish that such information falls within such exclusions;

16.5.5

information shall not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the possession of the BEE Shareholders or BORN FREE; and

16.5.6

any combination of features shall not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the possession of the BEE Shareholders or BORN FREE, but only if the combination itself is in the public domain or in the possession of the BEE Shareholders or BORN FREE.

16.6

The determination of whether information is Confidential Information shall not be affected by whether or not such information is subject to, or protected by, common law or statute related to copyright, patent, trademarks or otherwise.

16.7

If any of the BEE Parties are uncertain as to whether any information is Confidential Information, the BEE Shareholders or BORN FREE, as the case may be, shall treat such information as confidential until the contrary is agreed in writing by the Company and by the Company.

16.8	In the event that either the BEE Shareholders or BORN FREE is required to disclose any Confidential Information pursuant to clause 16.5.3, it shall -

16.8.1	notify the Company thereof prior to disclosure, if possible;

16.8.2	take all such steps to limit the disclosure to the extent that it lawfully and reasonably can, except to the extent that the Company waive the taking of any or all such steps;

16.8.3	afford the Company a reasonable opportunity, if possible, to intervene in the proceedings;

16.8.4	comply with the reasonable requests of the Company as to the manner and terms of any such disclosure.

16.9	Each of the BEE Parties hereby undertakes to the Company that neither it nor any party which controls it will, either alone or jointly or together with any other person –

16.9.1

directly or indirectly encourage or entice or persuade or induce any client or customer of the Company or its subsidiaries to take its customers or clientele away from the Company or its subsidiaries, or cause or assist in causing any of the foregoing to take place; and/or

16.9.2

directly or indirectly discourage or dissuade any person from referring or continuing to refer its customers or business to the Company or its subsidiaries, or cause or assist in causing any of the foregoing to take place.

16.10

Each of the BEE Parties undertakes to the Company that it will not, either alone or jointly or together with any other person, be interested or engaged, directly or indirectly, including but not limited to being a proprietor, partner, director, shareholder, member of a syndicate or close corporation or advisor (in any way) in or with any entity which is engaged in any business in direct competition with the Business in the Republic of South Africa (the "Territory").

16.11

The undertakings given and the restraints imposed on the BEE Parties in terms of clauses 16.4 to 16.8.4 shall continue indefinitely. The undertakings given and the restraints imposed on the BEE Parties in terms of clauses 16.9 and 16.10, shall be subject to clause 18.

16.12	Each of the undertakings and restrictions in clauses 16.9 and 16.10 shall be regarded as a distinct and severable covenant, in respect of –

16.12.1	each of the months falling within the period of the restraint;

16.12.2	each city and town within the Territory;

16.12.3	each activity falling within the ambit of the Business; and

16.12.4	each capacity which the BEE Shareholders or BORN FREE is prohibited from holding in terms of this Agreement.

16.13

The Company acknowledges that the undertakings and restrictions set out above will apply equally to it with regard to any confidential information relating to the business of BORN FREE or the business of any of the BEE Shareholders to the extent that such confidential information comes into the possession of the Company pursuant to the implementation of the Transaction Documents.

17	ANTI-CORRUPTION CONTROLS AND BUSINESS PRACTICES

17.1

None of the BEE Parties shall, and the BEE Shareholders shall procure that BORN FREE does not, do or perform any act which is contrary to any laws of the Republic of South Africa or to any applicable U.S. laws, including the Foreign Corrupt Practices Act of 1977.

17.2

The BEE Parties warrant and undertake that they have instituted and maintained, and will continue to maintain, adequate appropriate policies, procedures and controls designed to ensure continued compliance with all applicable anti- corruption laws, including the Foreign Corrupt Practices Act of 1977.

17.3

Without in any way detracting from any warranties, representations and undertakings referred to elsewhere in this Agreement but subject to the provisions of clause 18, each of the BEE Parties represents, warrants and agrees to the following:

17.3.1	Compliance with Anti-Corruption Laws

Each of the BEE Parties warrants and represents that it nor any of its respective directors, officers, employees, partners, agents or other person representing it has made or promised to make or transferred, and agrees that none of the foregoing persons will make or promise to make or transfer, in connection with the obligations contemplated by the Transaction Documents or in connection with any other business transactions involving the Company or any of its subsidiaries, any payment or anything of value, directly or indirectly –

17.3.1.1	to any officer or employee of a Governmental Body (including officers or employees of entities owned or controlled by any Government Body) or public international organisations;

17.3.1.2	to any political party, official of a political party or candidate;

17.3.1.3

any other person, under circumstances in which the BEE Parties, or their respective directors, officers, employees, partners, agents or other person representing it know, or have reason to know, that all or any portion of such money or thing of value will be offered or given, directly or indirectly, to any of the foregoing, or

17.3.1.4	any person, company, partnership or other legal entity;

for the purpose of improperly obtaining, retaining or directing business or to secure or obtain any improper business advantage, or to seek to induce a person to perform improperly any function which is of a public nature, connected with business, undertaken in the course of a person's employment, or a function by or on behalf of a body of persons. The intention being that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business.

17.3.2	Government Ownership, Change in Ownership or Control

Each of the BEE Parties warrants and represents that to the best of its knowledge as at the Signature Date, no director of BORN FREE and no employee of BORN FREE, or other person who will be involved in fulfilling the obligations of the BEE Shareholders and/or BORN FREE under the Transaction Documents is a Government Official, political party official or candidate, or a Close Family Member of such an official or candidate. If, whilst BORN FREE is a shareholder in the Company, there is a change in any of the matters or facts warranted or represented in terms of this clause 17.3.2, the BEE Parties agree to disclose such change in writing to the Company and the Company within 7 (seven) days of the change occurring. For the purposes of this clause 17.3.2 –

17.3.2.1

"Government Official" means any officer or employee of any Governmental Body or any department, agency or instrumentality thereof, or of any entity which is owned or controlled by a Governmental Body, or of any public international organisation;

17.3.2.2

"Close Family Member" means the individual's spouse; the individual's and the spouse's grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; the spouse of any of these people; and any other individuals who share the same household with the Government Official.

17.3.3	FCPA Questionnaire

17.3.4

The Company may from time to time request any of the BEE Parties to deliver to the Company a FCPA Questionnaire, duly completed by such director, officer, trustee, member or shareholder of any of the BEE Parties or any of its subsidiaries as may be identified by the Company. Each of the BEE Parties shall procure that the director, officer, trustee, member or shareholder identified by the Company duly completes the FCPA Questionnaire and shall deliver the completed FCPA Questionnaire to the Company within 14 (fourteen) days of the request. “FCPA Questionnaire” means the document attached hereto marked “C”, provided that the Company may include such additional information as it may consider necessary or relevant from time to time.

17.3.5	Accuracy of Disclosures

Each of the BEE Parties represents, warrants and undertakes that all material information provided by BORN FREE or by the BEE Shareholders to the Company, or to be provided to the Company, is and shall be accurate and complete in all material respects.

18	DURATION OF THE UNDERTAKINGS AND RESTRICTIONS

The obligations and restrictions placed on the BEE Parties, as well as the agreements of and the undertakings and warranties given by the BEE Parties, in terms of clauses 9.1, 10, 12, 13.1.2, 16.9, 16.10 and 17, shall be regarded as having been imposed on or given by –

18.1	each of the BEE Shareholders from the Signature Date and throughout any period during which –

18.1.1	BORN FREE is a shareholder in the Company; and

18.1.2	such BEE Shareholder holds any shares in BORN FREE; and

18.2

BORN FREE with respect to the period from the Signature Date until the date that BORN FREE is no longer a shareholder in the Company pursuant to the disposal of all shares acquired pursuant to this Agreement.

19	AUDIT

19.1

Each of the BEE Parties agrees that it will allow the Company and/or the Company’s representatives to audit it to determine compliance with laws and the terms of the Transaction Documents, which shall include, but not be limited to –

19.1.1

providing within 7 (seven) days of request therefore, all necessary information and access necessary for the representatives of the Company and/or the Company to audit its books and records with respect to –

19.1.1.1	its ownership; and

19.1.1.2	any of the BEE Parties’ activities related to performance under and compliance with any of the Transaction Documents; and

19.1.2

cooperating with Company, its counsel or its designees in connection with any existing or future investigation, litigation or inquiry by any state, federal, foreign or private entity relating to this Agreement and any matter in which BEE Parties was involved or has knowledge. In each case, such cooperation includes all assistance that Company reasonably requests. Failure to cooperate will be deemed a material breach of this Agreement.

19.2	The rights of the Company and/or of the Company to conduct such audits in relation to –

19.2.1

each of the BEE Shareholders shall continue to apply for a period of 5 (five) years after it ceases to be a member of BORN FREE or BORN FREE ceases to be a shareholder in the Company, whichever first occurs; and

19.2.2	BORN FREE shall continue to apply for a period of 5 (five) years after BORN FREE ceases to be shareholder in the Company.

20	CALL OPTION

20.1

The Company may, at any time after the Issue Date, call on BORN FREE to either: (i) exchange the BEE Shares held by it for the Equivalent CPS Shares; or (ii) sell the BEE Shares to the Company at Fair Market Value; by giving BORN FREE written notice (“Call Notice”).

20.2

Upon receipt of the Call Notice, BORN FREE shall immediately transfer the BEE Shares held by it to the Company and the Board is irrevocably authorized by BORN FREE to utilize any of the stock powers or transfer secretary direction letter, signed by BORN FREE in accordance with clause 4.1.4, to effect such transfer.

20.3

Within 30 (thirty) days of the transfer contemplated in clause 20.2, the Company shall procure that NET1 issues the Equivalent CPS Shares to BORN FREE, in exchange for the BEE Shares so transferred (if option 20.1(i) was elected), alternatively, if BORN FREE elected to rather sell its shares to the Company pursuant to clause 20.1(ii), pay the proceeds from such sale, less any amount owing to either the Company or NET1 by BORN FREE, to BORN FREE..

20.4

In the event of a sale contemplated in clause 20.1(ii), the Company is irrevocably authorized to apply set-off of any amount due to the Company by SPV against any proceeds from such sale due to BORN FREE and to furthermore pay the remaining proceeds (after applying such set-off) to NET1 in settlement (partly or fully) of any amount owing by BORN FREE to NET1.

21	BREACH

21.1

In the event of any of the Parties ("Defaulting Party") committing a breach of any of the terms of this Agreement prior to the Issue Date and failing to remedy such breach within a period of 10 (ten) days after receipt of a written notice from another Party ("Aggrieved Party") calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled (in addition to any other remedies which may be available to the Aggrieved Party pursuant to any of the Transaction Documents), at its sole discretion and without prejudice to any of its other rights in law, either to claim specific performance of the terms of this Agreement or to cancel this Agreement forthwith and without further notice, and in either case to claim and recover damages from the Defaulting Party.

21.2

The Parties agree that any costs awarded will be recoverable on an attorney-and- own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

21.3	No Party shall be entitled to cancel this Agreement for breach, after the Issue Date.

22	DISPUTE RESOLUTION

22.1

In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

22.2

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

22.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

22.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

22.5

Any arbitration in terms of this clause 22 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

22.6	This clause 22 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

22.7

The Parties agree that the written demand by a party to the dispute in terms of clause 22.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

23	NOTICES AND DOMICILIA

23.1

The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers -

Name	Physical Address	Telefax

The Company and	4th Floor, President Place	011 880 7080
NET1
Cnr Jan Smuts Avenue and
Bolton Road
Rosebank

Marked for the attention of: Herman Kotzé

Name	Physical Address	Telefax

BORN FREE	Block 6	011 076 2293
3001 William Nicol Drive
Bryanston

Marked for the attention of: Mazwi Yako

Name	Physical Address	Telefax

Mazwi Yako	Block 6	011 076 2293
3001 William Nicol Drive
Bryanston

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

23.2	All notices to be given in terms of this Agreement will be given in writing and will -

23.2.1	be delivered by hand or sent by telefax, and not by way of email;

23.2.2

if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

23.2.3

if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

23.3

Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 23.

24	APPLICABLE LAW AND JURISDICTION

24.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

24.2

Subject to clause 22, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with the Transaction Documents.

25	UNDERTAKINGS BY THE PARTIES

25.1

The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the aforegoing, that they shall –

25.1.1	at all times during the term of this Agreement act reasonably, honestly and in good faith;

25.1.2	perform their obligations arising from this Agreement diligently and with reasonable care;

25.1.3	make full disclosure to each other of any matter that may affect the execution or implementation of this Agreement.

25.2

It is recognised that the continued growth of the Company will be for the benefit of all BEE Shareholders and accordingly the BEE Shareholders undertake at all times to act in the best interests of the Company and in good faith to one another and to BORN FREE and at all times to use their best endeavours to advance the interests of the Company and BORN FREE. In particular, each of the BEE Shareholders undertakes not directly or indirectly, whether alone or jointly with any third party, to carry out any activity or undertaking of whatsoever nature or kind which directly competes with the Business.

25.3

Each of the BEE Parties undertake at all times to do all such things, perform all such actions and take all such steps (including in particular the exercise of their respective voting rights in BORN FREE and the Company) and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect and maintenance of the terms, conditions and import of this Agreement.

25.4	The undertakings given in this clause 25 shall apply to each BEE Shareholder for so long as that BEE Shareholder remains a shareholder and for a period of 1 (one) year thereafter.

25.5	The undertakings contained in this clause 25 are for the benefit of the Company and BORN FREE.

26	INDEPENDENT ADVICE

Each of the Parties to this Agreement hereby acknowledges and agrees that –

26.1

it has been free to secure independent legal and other professional advice (including financial and taxation advice) as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or has dispensed with the necessity of doing so; and

26.2	all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are in accordance with the Party’s intentions.

27	GENERAL

27.1	Whole Agreement

27.1.1

The Transaction Documents constitute the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of the Transaction Documents not incorporated in the Transaction Documents shall be binding on either of the Parties.

27.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

27.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

27.5	Provisions Severable

27.5.1

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

27.5.2

Without effecting the generality of the provisions contained in clause 27.5.1, should any court of competent jurisdiction or an arbitrator appointed in accordance with clause 22 find that the provision contained in clause 11.2.1 is void, invalid, illegal or unlawful, then and in such event the Forced Sale Price shall be the Fair Market Value in relation to a sale triggered by any event contemplated in clause 11.1.1 to 11.1.7

27.6	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provided that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

27.7	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other Party, save as otherwise provided herein.

27.8	Exclusion of Electronic Signature

The reference in clauses 27.2, 27.4 and 27.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

28	COSTS

28.1

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of the Transaction Documents. The BEE Parties shall be liable to the Company and NET1 for any legal fees incurred by either of them in enforcing the terms of this Agreement as well as any cost incurred by either the Company or NET1 to effect any transfer of shares contemplated in this Agreement.

28.2

The BEE Parties shall reimburse NET1 and/or the Company, on demand, for any cost incurred by either in relation to a sale of BEE Shares pursuant to an Offer (as defined in clause 7.4.1) or a Trigger Event, or a sale or exchange contemplated in clause 20 (including but not limited to brokerage fees), and NET1 and the Company are authorized to apply set-off against any amounts due and owing by either to BORN FREE as a result of the aforementioned sale, exchange or otherwise.

29	PUBLICITY

Any and all press releases, announcements or other publicity pertaining to the transactions related to the Transaction Documents will be in mutually agreed form (which may be joint form), provided it does not adversely impact or delay any of the Company’s US securities law filings or other required disclosures, and released to mutually agreed wire services or other media.

30	MATERIAL NON-PUBLIC INFORMATION

Each of the BEE Parties acknowledges that the United States and South African securities laws prohibit persons who have material, non-public information concerning the Company or its subsidiaries from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. The BEE Parties further acknowledge that they may receive such material, non-public information concerning the Company and its subsidiaries.

31	STANDSTILL

Each of the BEE Parties agree that so long as BORN FREE holds any BEE Shares, unless specifically permitted in writing by the Company, neither BORN FREE or the BEE Shareholders nor any entity or person which is controlled (as defined in Rule 12b-2 under the Exchange Act) directly or indirectly by either BORN FREE or the BEE Shareholders, or any representatives acting on their behalf, will in any manner, directly or indirectly:

31.1

effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

31.1.1	any acquisition of any assets, indebtedness or businesses of the Company or any of its subsidiaries;

31.1.2	any tender or exchange offer, merger or other business combination involving the Company, its subsidiaries, or assets of the Company;

31.1.3	any recapitalisation, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or

31.1.4	any “solicitation” of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company;

31.2

form, join or in any way participate in a "group" (as defined under the Exchange Act) with third parties with respect to any of the matters described in this clause 31 or otherwise act in concert with third parties in respect of any of the matters described in this clause 31;

31.3	otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or to obtain representation on the Board;

31.4	take any action that would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in 31.1 above; or

31.5

enter into any discussions or arrangements with any third party with respect to any of the foregoing. The BEE Parties each also agree during such period not to request that the Company or any of its subsidiaries or representatives, directly or indirectly, amend or waive any provision of this clause 31 (including this sentence).

32	SIGNATURE

32.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

32.2

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

32.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

32.4

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at Rosebank on December 10, 2013

For and on behalf of
NET 1 UEPS TECHNOLOGIES, INC

/s/ Serge Belamant
Signature
Serge C.P. Belamant
Name of Signatory
Chief Executive Officer
Designation of Signatory

SIGNED at Rosebank on December 10, 2013

For and on behalf of
NET 1 APPLIED TECHNOLOGIES SOUTH
AFRICA (PTY) LTD

/s/ Serge Belamant
Signature
Serge C.P. Belamant
Name of Signatory
Director
Designation of Signatory

SIGNED at Rosebank on December 10, 2013

For and on behalf of
BORN FREE INVESTMENTS 272
(PROPRIETARY) LIMITED

/s/ Mazwi Yako
Signature
Mazwi Yako
Name of Signatory
Director
Designation of Signatory

SIGNED at Rosebank on December 10, 2013

For and on behalf of
MAZWI YAKO

/s/ Mazwi Yako
Signature
Mazwi Yako
Name of Signatory

Designation of Signatory

ANNEXURE A
TRANSFER SECRETARY DIRECTION LETTER TEMPLATE

[Letterhead of Net 1 UEPS Technologies, Inc. To be signed by all Parties]

[Date]

[Link Market Services address information]

RE: Transfer Restrictions—Certain Shares of Net 1 UEPS Technologies, Inc.

Dear Sir/Madam:

1.

Please be advised that in terms of a Relationship Agreement dated November [•], 2013 (the “Agreement”) by and among Net 1 UEPS Technologies, Inc. (the “Company”), Net1 Applied Technologies South Africa (Pty) Ltd, Born Free Investments 272 (Pty) Limited (the “Shareholder”) and Mazwi Yako, the Company has issued and sold to Shareholder 300,000 shares of its common stock, par value $0.001 per share (the “Agreement Shares”).

2.

The Agreement Shares will be issued in certificated form (either as one certificate or as a number of certificates representing the aggregate number of Agreement Shares, at the Company’s direction). Each of the certificates representing the Agreement shares will bear a legend stating as follows:

“The shares represented by this certificate are subject to restrictions on transfer contained in the Relationship Agreement dated November [•], 2013 by and among Net 1 UEPS Technologies, Inc., Net1 Applied Technologies South Africa (Pty) Ltd, Born Free Investments 272 (Proprietary) Limited and Mazwi Yako, and may only be transferred as explicitly provided in the Relationship Agreement, a copy of which is on file at the offices of Net 1 UEPS Technologies, Inc.”

3.	The Agreement Shares will be registered in the name of the Shareholder and will be included on the South African Branch Register of the Company.

4.

This letter is being provided to you in your capacity as Transfer Secretary for the Company’s common stock included on the South African Branch Register, in order to effectuate certain provisions of the Agreement, including certain transfer restrictions relating to the Agreement Shares.

5.

The Company hereby directs you to refuse any and all requests by any person to register the transfer of any of the Agreement Shares, or to remove the restrictive legend referenced in paragraph 2 above, unless such request is contained in the form of a written request signed by an officer of the Company and delivered to you.

6.

The Company may, on one or more occasions, direct you to transfer all or a portion of the Agreement Shares to the Company or to another person as may be designated by the Company. Upon your receipt of such a written request signed by the Company, together with the delivery to you of one or more stock certificates representing at least the number of Agreement Shares to be transferred (together with executed stock powers), you shall register the transfer to the Company or its designee pursuant to the Company’s direction. It is specifically recorded that no consent of the Shareholder or of any person other than the Company shall be required to affect such registration of transfer.

7.

If a written transfer request in terms of paragraph 6 relates to fewer than all of the Agreement Shares represented by the certificates delivered to you, you shall issue one or more new certificates in the name of the Shareholder (as directed by the Company) aggregating the balance of the Agreement Shares, which certificate(s) shall include the legend referenced in paragraph 2.

8.

The directions contained in this letter shall become effective immediately and shall remain in full force and effect until you receive a written instruction signed by the Company to the effect that some or all of the directions contained herein are no longer applicable.

9.

By its signature below, the Shareholder hereby irrevocably consents to the directions contained in this letter and agrees that no transfer of the Agreement Shares shall be registered except at the direction of the Company in terms of this letter.

10.	By your signature below, you agree to comply with the directions contained in this letter.

ANNEXURE B
STOCK POWER TEMPLATE

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to ___________________ ___________ shares of the common stock, par value $.001 per share, of Net 1 UEPS Technologies, Inc. (the “Corporation”) represented by certificate no. __________ in the name of the undersigned that was acquired by the undersigned on the books of the Corporation. The undersigned does hereby irrevocably constitute and appoint Herman G. Kotze as its attorney-in-fact to transfer such shares of the Corporation, with full power of substitution in the premises.

Dated: _____________, ____

By: _________________________________

Name:  ______________________________

Title:    ______________________________

ANNEXURE C
FCPA QUESTIONNAIRE

APPENDIX II
Third Party Questionnaire

Instructions: Please provide answers to and information regarding all of the questions below. For any answer requiring more space than is given in this questionnaire, please attach the complete answer on a separate sheet of paper. Please attach all requested additional documents to this completed response.

I.	Identifying Information

1.	Name of Company or Individual: ______________________________________

2.	Business Address (principal place of business and address for purposes of communications with the Company if different from the principal place of business):

3.	Telephone : ________________

4.	Facsimile: ________________

5.	Telex: ________________

6.	E-Mail: ________________

II.	Business Information

1.	Please provide a copy of your commercial registration and/or incorporation charter documents for the country in which you are incorporated and in the country of intended activity.

2.	Number of employees (please attach a copy of your company organizational chart) :__

3.	Your principal lines of business, including but not limited to, your current client list and current products being represented (please attach any available public reports):

4.	Other locations of your business: ______________________________________

5.	Approximate turnover/revenue in the last five years (check as appropriate):

____                       less than $1 million (U.S.);

____                       $1 to $10 million (U.S.);

____                       $10 to $50 million (U.S.);

 ____                       over $50 million (U.S.)

6.	If a new venture, estimated turnover/revenue for next business year: _________

7.	Has your company or any of its principal officers, directors, or shareholders ever been charged with a criminal offense? If so, provide details.

Ill. Ownership and Management

1.	Are you publicly held? ____ Yes; ____ No.

1a.	If yes, what percent? ___________

1b.

If yes, please attach a copy of your most recent public filing showing the company's shareholders, partners, or owners. If this filing does not list major (>5%) shareholders, please identify the major shareholders (public and non- public).

IV.	Government Relationships

1.	Are any persons identified in response to any subpart of Section Ill:

1a.	Current officials of any government, including any government ministry, agency or government-owned or controlled enterprise (yes or no)? _____

1b.	Current officials of any political party? ____________________

1c.	Close relatives of either (a) or (b)? ____________________

1d.	Past officials of any government agency, enterprise, or political party? _____

1e.

Involved in any business relationship, including acting as an agent or consultant for, or holding common ownership of any business enterprise or partnership with any current official (or close family member) of the government, including any government ministry, agency or government-owned or controlled enterprise?

2.	lf the answer to any of 1a through 1c is yes, provide details, including:

2a.	Full name of government, company, or party position:

2b.	Official Responsibilities:______________________________________________

2c.	Dates of service (current or past):_____________________________________

2d.	For relatives identified in Section Ill, state the relationship:

2e.	For common business interest, state the type of business relationship, including the name of any enterprise or partnership, and the nature of any agency agreement: _____

V.	References

1.	Commercial references. Please provide at least 3 references, and if possible, include contact name and telephone/facsimile information:

1a._________________________________________________________________

1b._________________________________________________________________

1c._________________________________________________________________

1d._________________________________________________________________

2.	Bank reference: Please provide documentation evidencing the existence of one or more business accounts, and the length of time that you have had at least one account.

VI.	Certification

The undersigned, being duly authorized to respond to this questionnaire, and to certify as to the matters set forth below, hereby certifies as follows :

1.	To the best of my knowledge, all information set forth in this response is correct and complete; and

2.

If the company represented by the undersigned enters an agreement with you the undersigned covenants and agrees that the company and its representatives will not offer, pay or promise to pay, anything of value to a "foreign official" (as defined below) in connection with any business covered by the agreement. "Foreign official" means and includes: (a) any official or employee of any government agency or government-owned or controlled enterprise; (b) any candidate for political office; or (c) any political party.

Signed: ____________________________________________________________ Dated: _______________________________
[Name and Title]